January 10, 2003


To the Shareholders and Board of Directors
Wade Fund, Inc.
Memphis, Tennessee

In planning and performing our audit of the financial statements of Wade Fund, Inc. (the Fund) for the year ended December 31, 2002, we considered the Fund's internal control in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and not to provide assurance on internal control.

However, during our audit we became aware of a matter that affects internal controls and operating efficiency. This letter summarizes our comments and suggestions concerning those matters. This letter does not affect our report dated January 10, 2003, on the financial statements of Wade Fund, Inc.

The company managing the Fund and providing accounting services has only two employees and, therefore, is limited in the segregation of duties that can be provided. Based on our involvement with the Fund, we have no reason to believe that material errors are going undetected; however, we feel that management should always be mindful of the likelihood that errors could occur and go undetected in its accounting environment.

This report is intended solely for the use of the Shareholders, Board of Directors, management, and others within the organization and should not be used by anyone other than these specified parties.

We have already discussed this comment with various company personnel, and we will be pleased to discuss them it in further detail at your convenience, or to perform any additional study of this matter.

                                           Very truly yours,
                                           Rhea & Ivy, P.L.C.



                                           Timothy L. Wheat, CPA
                                           Member of the Firm